Exhibit 2.1
                  AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT (the "Agreement") is made this ____ day of June, 2004, by and between Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"); a wholly-owned California subsidiary to be formed by CCMC (the "CCMC Subsidiary"); and BioCal Technology, Inc., a California corporation ("BioCal").

                     W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of CCMC and BioCal have adopted certain resolutions whereby the CCMC Subsidiary and BioCal will merge in a "reverse triangular merger" pursuant to the provisions of Sections 368(a)(1) and 368(a)(2)(E) of the Internal Revenue Code and the applicable provisions of the California Corporations Code, and whereby the BioCal stockholders (the "BioCal Stockholders") will receive shares of common stock of CCMC and the BioCal option holders (the "BioCal Option Holders") will receive options of CCMC in consideration of such merger; and

          WHEREAS, BioCal shall be the surviving corporation under the merger, as contemplated by this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, the Agreement and the terms and conditions hereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as required by the laws of the State of California as follows, to-wit:

                           Section 1

                         Plan of Merger

          1.1 Merger and Surviving Corporation. CCMC Subsidiary will merge with and into BioCal, with BioCal being the "Surviving Corporation"; the separate existence of CCMC Subsidiary shall cease. Until amended, modified or otherwise altered, the Articles of Incorporation of BioCal shall continue to be the Articles of Incorporation of the Surviving Corporation; and the Bylaws of BioCal, with the provisions providing for cumulative voting having been deleted, shall continue to be the Bylaws of the Surviving Corporation.

          1.2  Share Conversion.

          (i) Each three (3) shares of issued and outstanding common stock of BioCal (the "BioCal Shares") shall, upon the effective date of the Agreement, be exchanged for one (1) share of common stock of CCMC, amounting to 10,940,718 shares of CCMC in the aggregate; and each three (3) outstanding options to acquire shares of BioCal common stock the "BioCal Options"), shall, upon the effective date of the Agreement, be exchanged for one (1) option to acquire shares of CCMC, amounting to 821,975 options of CCMC in the aggregate, all as outlined in Exhibit A. All fractional shares or options shall be rounded to the nearest whole share or option.

          (ii) Each share of common stock of the CCMC Subsidiary issued and outstanding immediately prior to the Closing shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Closing. Each stock certificate of the CCMC Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          1.3 Survivor's Succession to Corporate Rights. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of the CCMC Subsidiary; and all and singular, the rights, privileges, powers and franchises of the CCMC Subsidiary, and all property, real, personal and mixed, and all debts due to the CCMC Subsidiary on whatever account, as well for stock subscriptions as all other things in action or belonging to the CCMC Subsidiary shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the CCMC Subsidiary, and the title to any real estate vested by deed or otherwise in the CCMC Subsidiary shall not revert or be in any way impaired by reason of the Agreement; but all rights of creditors and all liens upon any property of the CCMC Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of the CCMC Subsidiary shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At the Closing, there shall be no liabilities, debts or other obligations or duties to which CCMC is subject.

          1.4 Survivor's Succession to Corporate Acts, Plans, Contracts, etc. All corporate acts, plans, policies, contracts, approvals and authorizations of the CCMC Subsidiary and its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the effective time of the Agreement, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the CCMC Subsidiary. The employees of the CCMC Subsidiary shall become the employees of the Surviving Corporation and continue to be entitled to all the same rights and benefits which they enjoyed as employees of the CCMC Subsidiary.

          1.5  Survivor's Rights to Assets, Liabilities, Reserves, etc.
The assets, liabilities, reserves and accounts of the CCMC Subsidiary shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of the CCMC Subsidiary, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Agreement.

          1.6 Directors and Executive Officers. The present directors and executive officers of BioCal shall continue as directors and executive officers of the Surviving Corporation.

          1.7 Indemnification Agreement and Consideration. In consideration of the Closing of the Agreement, Jenson Services, Inc., a Utah corporation ("Jenson Services"), a principal stockholder of CCMC, shall execute and deliver an Indemnity Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference, regarding the payment and personal indemnification of CCMC and BioCal from and against any breach of warranty or false representation made herein and any and all past liabilities of any type or nature whatsoever of CCMC existing immediately prior to the Closing, and which will include but not be limited to the expenses of CCMC related to the negotiation and the Closing of this Agreement, and the compromise and settlement of any amounts due and owing to Jenson Services for advances, loans or services to or for the benefit of CCMC or otherwise that were incurred by CCMC prior to Closing.

          1.8 Share Cancellation by CCMC Principal Stockholder. In consideration of the Closing of the Agreement, Jenson Services shall also deliver to CCMC for cancellation at the Closing an aggregate of 1,000,000 shares of common stock of CCMC, which shares shall be returned to the authorized but unissued capital stock of CCMC.

          1.9 Issuance of Warrants. CCMC shall issue to MBC Global LLC, an Illinois limited liability company ("MBC"), and a financial advisor to CCMC, at Closing, warrants to purchase 2,075,000 shares of CCMC common stock at an exercise price of $0.05 per share, the exercise of which are conditioned upon the Closing, and which warrants shall be automatically exercised or expire on the Closing if the exercise price thereof is not paid within fifteen
(15) days of Closing. The common stock underlying these warrants shall have "Piggy-Back" Registration Rights (as defined in Section 11 hereof).

          1.10 Subscriptions for Units of CCMC. As a condition to Closing, CCMC shall have completed the offering of 1,000,000 Units of CCMC at a purchase price of $1.00 per Unit, to "accredited investors" only, with each Unit consisting of one (1) share of common stock of CCMC and one (1) warrant to purchase one-half of one share of common stock of CCMC at an exercise price of $0.05 per share, which warrants shall also be automatically exercised or expire on the Closing if the exercise price thereof is not paid within fifteen
(15) days of Closing. Except as indicated under Section 1.11 below, the only condition to the acceptance of these subscriptions shall be the Closing of this Agreement. The common stock underlying these warrants shall also have "Piggy-Back" Registration Rights.

          1.11 Bridge Loan. CCMC may loan BioCal the sum of $300,000 of the net proceeds of the Units offering outlined in Section 1.10 hereof prior to the Closing, on a pro rata basis from all subscribers to such offering, provided: (i) BioCal's Board of Directors shall have unanimously adopted this Agreement and authorized the execution and delivery of this Agreement for and on behalf of BioCal; (ii) BioCal Stockholders owning not less than 50.01% of the outstanding voting securities of BioCal shall have approved this Agreement in writing; and (iii) BioCal Stockholders owning no more than 5% of the outstanding voting securities of BioCal shall have exercised dissenters' rights as may be applicable to the Agreement under the California Corporations Code. Any such loan shall be pursuant to a Promissory Note due and payable on June 30, 2004; provided, however, that in the event that this Agreement does not close for any reason whatsoever, such Promissory Note shall immediately become due and payable; shall become a Demand Promissory Note on or after June 30, 2004; shall bear interest at the rate of 10% per annum; and shall be owned pro rata by such subscribers, in the event that the merger contemplated by this Agreement is not completed.

          1.12 Change in Accounting Year. Following the Closing, BioCal shall change its accounting year from February 28 to December 31.

          1.13 Principal Office. The principal executive office of the Surviving Corporation shall be located at 1920 E. Katella Ave., Suite O, Orange, California 92867.

          1.14 Adoption. The Agreement shall be adopted by the Board of Directors of CCMC and CCMC Subsidiary, the Board of Directors of CCMC as the sole stockholder of the CCMC Subsidiary, the Board of Directors of BioCal and by the BioCal Stockholders owning in excess of a majority of the outstanding voting securities of BioCal.

          1.15 Dissenters' Rights and Notification.  The BioCal
Stockholders shall be accorded dissenter's rights under the applicable provisions of the California Corporations Code; provided; however, that in the event BioCal Stockholders owning in excess of 5% of the outstanding BioCal shares shall elect dissenter's rights, CCMC and the CCMC Subsidiary shall, in their sole discretion, have the option to terminate this Agreement.

          1.16 Resignations of Present Directors and Executive Officers of CCMC. On Closing, the present directors and executive officers of CCMC shall resign, in seriatim, and designate the directors and executive officers of BioCal to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of CCMC, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

          1.17 Lock-Up/Leak-Out Agreement and Demand Registration Rights.
The CCMC stockholders who are listed in Exhibit C hereof shall execute and deliver the Lock-Up/Leak-Out Agreement appended hereto as C-1 covering public resale of the shares of common stock of CCMC individually owned by them and listed therein. Demand Registration Rights (as defined in Section 11 hereof) shall be accorded the holders, present and future, of these shares and shall cover these shares, in the event that it is determined that such securities cannot be publicly sold by the holders thereof without registration under the Securities Act of 1933, as amended (the "Securities Act").

          1.18 Stock Option Plan.  The Reorganized CCMC (as defined in
Section 11 hereof) shall adopt a Stock Option Plan that will have 2,000,000 shares of the Reorganized CCMC common stock authorized for issuance thereunder for the benefit of directors, executive officers and employees of the Reorganized CCMC or its wholly-owned subsidiary, BioCal.

          1.19 Delivery of Certificates by the BioCal Stockholders or
Option Agreements by the BioCal Option Holders. The transfer of the BioCal Shares and the BioCal Options by the BioCal Stockholders and the BioCal Option Holders shall be effected by the delivery to CCMC or its transfer agent of certificates representing the BioCal Shares endorsed in blank or accompanied by stock powers executed in blank, or Option Agreements endorsed in blank or accompanied by assignments executed in blank, with all signatures witnessed or guaranteed to the satisfaction of CCMC and the CCMC Subsidiary and with any necessary transfer taxes and other revenue stamps affixed and acquired at the expense of the BioCal Stockholders and the BioCal Option Holders, and on receipt thereof to the satisfaction of the Surviving Corporation, a stock certificate representing shares in CCMC or an Option as outlined in Exhibit A shall be issued and delivered to the BioCal Stockholders and the BioCal Option Holders, respectively; as a condition to the exchange of the BioCal Shares and the BioCal Options, CCMC and the Surviving Corporation shall require the BioCal Stockholders and the BioCal Option Holders to execute and deliver a Letter of Transmittal as outlined in Section 4.12 hereof, acknowledging, among other things, that the shares or options of CCMC to be received in exchange for the BioCal Shares or the BioCal Options are "unregistered" and "restricted" securities which have not been registered with the Securities and Exchange Commission or any state regulatory agency, and which must be so registered prior to public sale by the BioCal Stockholders or BioCal Option Holders, unless an exemption from such registration is available for any such sale.

          1.20 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.

          1.21 Effective Date. The Effective Date of the Agreement shall be the date when the Articles of Merger are filed and accepted by the Secretary of State of the State of California and at such time as all applicable provisions of the California Corporations Code have been met.

          1.22 Additional Funding. The Reorganized CCMC will use its best efforts to raise $3,350,000 through the sale of a series of newly designated preferred stock having a conversion price of $1.00 per share; forced conversion, on the earlier of two (2) years, or if the average bid prices of the Reorganized CCMC's common stock exceeds $2.00 for five (5) consecutive trading days on the OTC Bulletin Board where it presently trades or any other nationally recognized medium on which it subsequently publicly trades, provided that the underlying conversion shares that are subject to any such forced conversion are the subject of an effective registration statement that has been filed with the Securities and Exchange Commission; a 10% dividend; with the costs of such offering to be 10% in cash and 10% in five (5) year warrants with an exercise price of $1.50 per share, and the common stock underlying these warrants shall also have "Piggy-Back" registration rights.

          1.23 Name Change. CCMC shall change its name to "eGene, Inc." by the consent of its Board of Director and without stockholder approval pursuant to the authority set forth in its Articles of Incorporation.

                           Section 2

                            Closing

          The Closing contemplated by Section 1.1 shall be held at the principal executive offices of the Surviving Corporation as outlined in
Section 1.13 hereof, on or before June 30, 2004, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                           Section 3

 Representations and Warranties of CCMC and the CCMC Subsidiary

          CCMC and the CCMC Subsidiary represent and warrant to, and covenant with, BioCal as follows:

          3.1 Corporate Status. CCMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary. It is a "reporting issuer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is required to file reports with the Securities and Exchange Commission under Section 13 of the Exchange Act (the "SEC Reports"); it is current in the filing of all required SEC Reports; and the SEC Reports are true and correct in every material respect. Its common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "CCMC."

          The CCMC Subsidiary will be organized under the laws of the State of California immediately following the execution and delivery of this Agreement, by the filing of the Articles of Incorporation attached hereto as Exhibit D.

          3.2 Capitalization. The authorized capital stock of CCMC consists of 60,000,000 shares of common voting stock, having a par value of $0.001 per share, of which 1,714,352 shares are issued and outstanding, all fully paid and non-assessable; and 10,000,000 shares of preferred stock, having a par value of $0.001 per share, none of which are outstanding; except as may be provided herein, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of CCMC.

          The capitalization of the CCMC Subsidiary shall be as set forth in Exhibit D, and except as provided in this Agreement, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of the CCMC Subsidiary.

          3.3 Financial Statements. The audited financial statements of CCMC furnished to BioCal, consisting of a balance sheet dated December 31, 2003, and a related statement of income for the periods ended December 31, 2003 and 2002, attached hereto as Exhibit E and incorporated herein by reference; and unaudited financial statements of CCMC for the period ended March 31, 2004, attached hereto as Exhibit E-1 and incorporated herein by reference, are correct and fairly present the financial condition of CCMC at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit F, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

          3.4 Undisclosed Liabilities. CCMC has no liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit F.

          3.5 Interim Changes. Since the date of its balance sheets, except as set forth in Exhibit F, there have been no (1) changes in financial condition, assets, liabilities or business of CCMC which, in the aggregate, have been materially adverse; (2) damages, destruction or losses of or to property of CCMC, payments of any dividend or other distribution in respect of any class of stock of CCMC, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

          3.6 Title to Property. CCMC has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of CCMC are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit F, with respect to which no default exists.

          3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of CCMC, threatened, against or relating to CCMC, its properties or business, except as set forth in Exhibit F. Further, no officer, director or person who may be deemed to be an affiliate of CCMC is party to any material legal proceeding which could have an adverse effect on the Company (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to CCMC.

          3.8 Books and Records. From the date of this Agreement to the Closing, CCMC will (1) give to BioCal or its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that BioCal or its representatives may inspect and audit them; and (2) furnish such information concerning the properties and affairs of CCMC as BioCal or its representatives may reasonably request.

          3.9 Tax Returns. CCMC has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

          3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), CCMC and its representatives will keep confidential any information which they obtain from BioCal concerning the properties, assets and business of BioCal. If the transactions contemplated by this Agreement are not consummated by June 30, 2004, CCMC will return to BioCal all written matter with respect to BioCal obtained by CCMC in connection with the negotiation or consummation of this Agreement.

          3.11 Corporate Authority. CCMC has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to BioCal or its representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

          3.12 Due Authorization.   The execution of this Agreement and
performance by CCMC hereunder has been duly authorized by all requisite corporate action on the part of CCMC, and this Agreement constitutes a valid and binding obligation of CCMC and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of CCMC.

          3.13 Environmental Matters. CCMC has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of CCMC. In addition, to the best knowledge of CCMC, there are no substances or conditions which may support a claim or cause of action against CCMC or any of CCMC' current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. AHazardous Materials@ means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of Ahazardous substances,@ Ahazardous wastes,@ Ahazardous materials@ or Atoxic substances@ under any applicable federal or state laws or regulations. AHazardous Materials Regulations@ means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

          3.14 Access to Information Regarding BioCal. CCMC and the CCMC Subsidiary acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting BioCal and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of BioCal, and with the legal and accounting firms of BioCal, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction. CCMC and the CCMC Subsidiary acknowledge that BioCal is a high risk early development stage company that is subject to all the attendant risks and uncertainties of similarly situated biotechnology companies.

                           Section 4

         Representations, Warranties and Covenants of
                             BioCal

          BioCal represents and warrants to, and covenant with, CCMC and the CCMC Subsidiary as follows:

          4.1 BioCal Shares and Options. To the best of its knowledge, the BioCal Stockholders are the record and beneficial owners of the BioCal Shares, and the BioCal Option Holders are the beneficial owners of the BioCal Options, free and clear of adverse claims of third parties; and Exhibit A correctly sets forth the name, address and number of BioCal Shares and BioCal Options owned by the BioCal Stockholders and the BioCal Option Holders.

          4.2 Corporate Status. BioCal is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

          4.3 Capitalization. The authorized capital stock of BioCal consists of 100,000,000 authorized shares of common voting stock with a par value of $0.01 per share, of which 32,822,154 shares are issued and outstanding all fully paid and non-assessable; except as may be provided in Exhibit A, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of BioCal.

          4.4 Financial Statements. The audited financial statements of BioCal furnished to CCMC, for the years ended February 28, 2004, 2003, 2002, 2001 and 2000, attached hereto as Exhibit G and incorporated herein by reference, are correct and fairly present the financial condition of BioCal at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit H, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

          4.5 Undisclosed Liabilities. BioCal has no material liabilities of any nature except to the extent reflected or reserved against in the balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit H.

          4.6 Interim Changes. Since the date of its balance sheets and except for changes resulting from the ordinary course of business or as set forth in Exhibit H, there have been no (1) changes in the financial condition, assets, liabilities or business of BioCal which, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of BioCal, payment of any dividend or other distribution in respect of the capital stock of BioCal, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

          4.7 Title to Property. BioCal has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheets, and the properties and assets of BioCal are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit H, with respect to which no default exists.

          4.8 Litigation. There is no litigation or proceeding pending, or to the knowledge of BioCal, threatened, against or relating to BioCal, its properties or business, except as set forth in Exhibit H. Further, no officer, director or person who may be deemed to be an affiliate of BioCal is party to any material legal proceeding which could have an adverse effect on BioCal (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to BioCal.

          4.9 Books and Records. From the date of this Agreement to the Closing, the BioCal Stockholders will cause BioCal to (1) give to CCMC and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that CCMC may inspect and audit them; and (2) furnish such information concerning the properties and affairs of BioCal as CCMC may reasonably request.

          4.10 Tax Returns. BioCal has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

          4.11 Confidentiality. Until the Closing (and continuously if there is no Closing), BioCal will keep confidential any information which it obtain from CCMC concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by June 30, 2004, BioCal will return to CCMC all written matter with respect to CCMC obtained by it in connection with the negotiation or consummation of this Agreement.

          4.12 Investment Intent. The BioCal Stockholders and the BioCal Option Holders shall acquire the shares or options to be exchanged delivered to them under this Agreement by CCMC for investment purposes and not with a view to the sale or distribution thereof, and the BioCal Stockholders and the BioCal Option Holders shall have no commitment or present intention to dispose of the CCMC common stock or options to acquire the CCMC common stock being received under the Agreement. The BioCal Stockholders and the BioCal Option Holders shall execute and deliver to CCMC, as a condition to the Closing, a Letter of Transmittal attached hereto as Exhibit I and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the securities of CCMC being received under the Agreement in exchange for the BioCal Shares and the BioCal Options, and receipt of certain material information regarding CCMC, including, but not limited to the SEC Reports of CCMC that have been filed with the Securities and Exchange Commission during the past 12 months. This execution and delivery of the Letter of Transmittal by the BioCal Stockholders and the BioCal Option Holders shall be a condition precedent of the receipt of the CCMC shares and options that are to be received in exchange for the BioCal Shares and the BioCal Options.

          4.13 Corporate Authority. BioCal has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to CCMC or its representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

          4.14 Due Authorization. The execution of this Agreement and performance by BioCal hereunder have been duly authorized by all requisite corporate action on the part of BioCal, and this Agreement constitutes a valid and binding obligation of BioCal and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of BioCal.

                         1.15 Environmental Matters. BioCal has no
               knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of BioCal or its predecessors. In addition, to the best knowledge of BioCal, there are no substances or conditions which may support a claim or cause of action against BioCal or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

          4.16 Access to Information Regarding CCMC. BioCal acknowledges that it has been delivered copies of what has been represented to be documentation containing all material information respecting CCMC and its present and contemplated business operations, management and other factors, all in the form of annual and quarterly reports filed by CCMC with the Securities and Exchange Commission that comprise the SEC Reports; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of CCMC, and with the legal and accounting firms of CCMC, with respect to such documentation; and that to the extent requested, all questions raised have been answered to its complete satisfaction. BioCal further represents and warrants that access to all such information and opportunities were provided to the BioCal Stockholders and the BioCal Option Holders in BioCal's Proxy Statement that was mailed to the BioCal Stockholders on June 4, 2004.

                           Section 5

             Conduct of BioCal Pending the Closing

          Except as otherwise provided herein, BioCal agrees that BioCal will conduct itself in the following manner pending the Closing:

          5.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of BioCal.

          5.2 Capitalization, etc. BioCal will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

          5.3 Conduct of Business. BioCal will use its best efforts to maintain and preserve its business organization, employee relationships and good will intact, and will not, without the written consent of CCMC, enter into any material commitments except in the ordinary course of business.
                           Section 6

              Conduct of CCMC Pending the Closing

          Except as otherwise provided herein, CCMC and the CCMC Subsidiary agree that CCMC will conduct itself in the following manner pending the
Closing:

          6.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of CCMC.

          6.2 Capitalization, etc. CCMC will not make any change in its authorized or issued shares, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

          6.3 Conduct of Business. CCMC will use its best efforts to maintain and preserve its business organization, employee relationships and good will intact, and will not, without the written consent of BioCal, enter into any material commitments except in the ordinary course of business.

                           Section 7

         Conditions Precedent to Obligations of BioCal

          All obligations of BioCal under this Agreement are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

          7.1 Representations and Warranties True at Closing. The representations and warranties of CCMC and the CCMC Subsidiary contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

          7.2 Due Performance. CCMC and the CCMC Subsidiary shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

          7.3 Officers' Certificate. BioCal shall have been furnished with a certificate signed by the President of CCMC, attached hereto as Exhibit J and incorporated herein by reference, dated as of the Closing, certifying
(1) to the effects set out in Sections 6.1 and 6.2; and (2) that since the date of the financial statements (Exhibits C hereto), there has been no material adverse change in the financial condition, business or properties of CCMC, taken as a whole.

          7.4 Opinion of Counsel of CCMC. BioCal shall have received an opinion of counsel for CCMC, dated as of the Closing, to the effect that (1) the representations of Sections 3.1, 3.2 and 3.12 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6 or 3.7; and (3) the shares or options of CCMC to be issued and exchanged with the BioCal Stockholders and the BioCal Option Holders under this Agreement will, when so issued, be validly issued, fully paid and non-assessable.

          7.5 Conditions Precedent to the Closing. All of the conditions set forth in Section 1 hereof that must be complied with prior to the Closing shall have been satisfied or otherwise provided for to the satisfaction of BioCal.

                           Section 8

          Conditions Precedent to Obligations of CCMC

          All obligations of CCMC and the CCMC Subsidiary under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

          8.1 Representations and Warranties True at Closing. The representations and warranties of BioCal contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

          8.2 Due Performance. BioCal shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

          8.3 Officers' and Stockholders' Certificate. CCMC shall have been furnished with a certificate signed by the President of BioCal, attached hereto as Exhibit K and incorporated herein by reference, dated as of the Closing, certifying (1) to the effects set out in Sections 5.1 and 5.2; and
(2) that since the date of the financial statements (Exhibit G), there has been no material adverse change in the financial condition, business or properties of BioCal taken as a whole.

          8.4 Opinion of Counsel of BioCal. CCMC shall have received an opinion of counsel for BioCal, dated as of the Closing, to the effect that (1) the representations of Sections 4.2, 4.3 and 4.14 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 4.6, 4.7 or 4.8; and (3) the BioCal Shares and the BioCal Options to be exchanged and delivered to CCMC under this Agreement will, when so delivered, have been validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances.

          8.5 Books and Records. The Board of Directors of BioCal shall have caused BioCal to make available all books and records of BioCal, including minute books and stock transfer records; provided, however, only to the extent requested in writing by CCMC at Closing.

          8.6 Consent of Stockholders. Persons owing not less than 50.01% of the outstanding BioCal Shares shall have executed and delivered the Agreement.

          8.7 Dissenting Stockholders. BioCal Stockholders owning more than 5% of the outstanding voting securities of BioCal shall not have voted against the Agreement and elected to accept dissenters' rights under the California Corporations Code.

          8.8 Accredited Investors. No more than 35 United States residents who are BioCal Stockholders shall not be "accredited investors" as that term is defined under Rule 144 of the Securities and Exchange Commission.

          8.9 BioCal Stockholders and BioCal Option Holders Letter of Transmittal. The BioCal Stockholders and the BioCal Option Holders shall execute and deliver the Letter of Transmittal attached hereto as Exhibit I as a condition to receiving the CCMC shares and options in exchange for the BioCal Shares and the BioCal Options.

                           Section 9

                          Termination

          Prior to Closing, this Agreement may be terminated (1) by mutual consent in writing; (2) by either the Directors of CCMC or BioCal, if there has been a Material Misrepresentation or Material Breach of any warranty or covenant by the other party; or (3) by either the Directors of CCMC or BioCal, if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2; provided, however, if the loan referenced in Section 1.1 hereof shall have been made by CCMC to BioCal, then BioCal shall not have the option to terminate this Agreement if the Closing has not occurred by June 30, 2004.

                           Section 10

                       General Provisions

          10.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          10.2 Waiver. Any failure on the part of any party hereto to comply with any of their respective obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          10.3 Brokers.   Each party represents to the other parties
hereunder that no broker or finder has acted for it/him in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it/him.

          10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

               If to CCMC:         Jason Kershaw
                                   4685 So. Highland Dr., #202
                                   Salt Lake city, Utah 84117

               With a copy to:     Leonard W. Burningham, Esq.
                                   455 East 500 South, Suite 205
                                   Salt Lake City, Utah 84111

               If to BioCal:       Udo Henseler
                                   1920 E. Katella Ave., Suite O
                                   Orange, California 92867

               With a copy to:     Tim T. Chang, Esq.
                                   Boyd & Chang, LLP
                                   19900 MacArthur Boulevard, Suite 660
                                   Irvine, California 92612

          10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          10.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

          10.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of any rights under this Agreement without the prior written consent of the other parties shall be void.

          10.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.10 Default. In the event of default hereunder, the defaulting party shall be liable to the non-defaulting party for all costs and reasonable attorney's fees incurred in the enforcement of any of the provisions hereof. In the event of an unintentional default hereunder, either party shall be liable for all its own costs, provided any unintentional default is cured within thirty (30) days of advice thereof.

                           Section 11


                          Definitions


          The following terms shall have the meanings ascribed to them below for all purposes of this Agreement and related transactions:

          11.1 "Demand Registration Rights" means that the holder of the securities that are the subject of these rights may demand that the Reorganized CCMC file a registration statement at the sole cost and expense of the Reorganized CCMC with the Securities and Exchange Commission within ninety
(90) days of any such demand by a majority of the holders of the securities that have such rights, and that the Reorganized CCMC shall diligently pursue the filing and effectiveness of any such registration statement for the benefit of the holders of such securities and keep such registration statement effective and current in all respects until all such securities covered thereby have been sold or may be sold by the holders thereof without registration with the Securities and Exchange Commission. These Demand Registration Rights will become effective immediately on advice from the Securities and Exchange Commission to the Reorganized CCMC, its transfer agent, the holders of such securities or otherwise that no sale can be made of such securities by the holders thereof without registration under the Securities Act.

          11.2 "Material Misrepresentation" or "Material Breach" means, for any party, an occurrence that shall have a material adverse effect, whether individually or in the aggregate, (a) on the business, operations, financial condition, assets and properties, liabilities or prospects of such parties, or
(b) on the ability of such party to consummate the transactions contemplated hereby.

          11.3 "'Piggy-Back' Registration Rights" means that if the Reorganized CCMC at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the common stock comprising a portion of the Units or that common stock underlying the warrants that also comprise a portion of the Units for sale to the public (the "Registerable Securities"), provided these shares of common stock are not otherwise registered for resale by the holder pursuant to an effective registration statement, each such time it will give at least twenty-five (25) days' prior written notice to the record holder of these Registrable Securities of its intention so to do. Upon the written request of the holder, received by the Reorganized CCMC within fifteen (15) days after the giving of any such notice by the Reorganized CCMC, to register any of the Registrable Securities, the Reorganized CCMC will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Reorganized CCMC, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the "Seller"). In the event that any registration shall be, in whole or in part, an underwritten public offering of common stock of the Reorganized CCMC, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Reorganized CCMC and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Reorganized CCMC shall notify the Seller in writing of any such reduction. All costs incident to any such registration statement shall be borne by the Reorganized CCMC, and shall be at no cost to the holder of the Registerable Securities. If the holder of these rights is required to bring legal action to enforce these rights, such holder shall be entitled to recover reasonable attorney's fees and costs in the enforcement thereof, along with all other damages as may be accorded in law or equity.

          11.4 "Reorganized CCMC" means CCMC following the Closing of merger contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger effective the day and year first above written.

                              CENTROID CONSOLIDATED MINES CO.


                              By/s/Jason Kershaw
                                  Jason Kershaw, President


                              BIOCAL TECHNOLOGY, INC.


                              By/s/Udo Henseler
                                  Udo Henseler, CEO

                            EXHIBIT A


          The names, addresses and number of shares and options owned by the BioCal Stockholders are outlined in the attached list. Each three (3) shares of outstanding stock of BioCal shall be exchanged for one (1) share of common stock of CCMC amounting to 10,940,718 shares of CCMC; and each three (3) outstanding options to acquire shares of BioCal common stock shall be exchanged for one (1) option to acquire shares of CCMC amounting to 821,975 options of CCMC in the aggregate.

          NAME               ADDRESS                         SHARES   OPTIONS

Ai-Choo Lam   2588 Chelsea Court, Brea, CA 92821                21,200
Amy C. Hsu    335 Via Del Astro, Oceanside, CA 92057           126,824
Amy Chen      105 S.Cristal Spring Ct., Brea, CA 92821         721,200
Andrew  H. K.
Tang &  Amy C.
Hsu           P.O. Box 6715 StateLine, NV 89449                105,684
Angel Chiang  4993 Bella Collina St., Oceanside, CA 92056      171,200
Angela Hsu    20563 Crestline Drive, Diamond Bar, CA 91765     200,000
Anna Chou     17556 Candela Drive, Rowland Heights, CA 91748   215,500  35,000
Anna Lee      4133 W. 15th Ave., Vancouver, B.C., V6R 2L8,
              Canada                                           250,000
Annie Lam     20, Jalan Jerau 3, Taman Pelangi, 80400 Johor
              Baru, Johor, Malaysia                            220,000
Ara
Meshkanabarians 726 Portola Ave. Glendale, CA 91206              3,030
Areg Amirkhanian    26832 Carranza Dr., Mission Viejo, CA 92691  4,394
Aris Meshkanbarians
& Karineh Boghossian 3424 Buena Vista Ave. Glendale, CA 91208   20,000
Art Robbins   1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                              200,000
Artour Sarkisian
& Jasmine Stocken10355 Montgomery Ave. Granada Hills, CA 91344  50,000
Asped Avakian 3618 Valverde Ct. Glendale, CA 91208               3,030
Aspet D.
Amirkhanian   11391 Sinclair Ave., Northridge, CA 91326         49,244
Bart Wonder   12213 Kylene Canyon Drive, Oro Valley, AZ 85737        0  64,100
Bee Na Lee    Block 52J #09-18, Nanyang View 639668 Singapore   16,667  50,000
Chao-Ti Lin   13 Haikang Street, Chaochou Town, Pingtung
              County, Taiwan                                    20,000
Chen Wen Wang 119 Ely Place, Palo Alto, CA 94306                60,000
Chen-Ying Yu  10F., No. 306, Sec. 4, Shinyi Rd., Da-An
              District, Taipei 106, Taiwan                     200,000
Chi Chun Chiu #5 Tung-Hsin Lane, Sec.2 Ta-Tung Rd. Tung-Tse
              Village, Ne-Pu, Ping Tung, Taiwan                160,000
Chiawey Chen 6F, #99, Sec. 2, Chang-An E. Road, Taipei, Taiwan100,000 Chin-Feng Lin
(Daco)        28-4 Cheng Tan Road, Tu Cheng, Taipei, Taiwan,
              R.O.C.                                           320,004
Chin-Hsiung
Kuan          6718 Arbutus Street, Vancouver, B.C. V6P 5S7,
              Canada                                           151,516
Chiung-Hua
Chen          3, Lane 209, Section 3, Hwan-Nan Rd., Pin-Chang,
              Tau-Yan, Taiwan, R.O.C.                          242,424
Chun-Ying Wu  4993 Bella Collina St., Oceanside, CA 92056       21,180
David & Anne
Chen          10201 El Capitan Real Rd., El Cajon, CA 92021     30,304
David Hsiang  18785 Paseo Picasso Dr., Irvine, CA 92612        150,000
David Senitzer1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                               33,334
David Terrell 1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                               33,334
Edward C. Chen3621 Sturbridge Place, Allentown, PA 18104       300,000
Ee-Shin Chang 24515 Rue De Gauguin, Laguna Niguel, CA 92677      6,060
Emily Liu     2588 Chelsea Court, Brea, CA 92821               121,200
Frank Cabrera 2664 Hayes Ave., Long Beach, CA 90810             50,000
Frank Liu &
Marcia Liu    16960 Gale Ave., City of Industry, CA 91745      944,000
Fu Jung Chiu  #5 Tung-Hsin Lane, Sec.2 Ta-Tung Rd. Tung-Tse
              Village, Ne-Pu, Ping Tung, TaiWan                100,000
Fu-Tai A. Chen105 S.Cristal Spring Ct., Brea, CA 92821         698,000
Grace W. Hsu  335 Via Del Astro, Oceanside, CA 92057           126,824
Grogery Lee   4133 W. 15th Ave., Vancouver, B.C., V6R 2L8,
              Canada                                           260,000
Helen Hwang   119 Ely Place, Palo Alto, CA 94306                20,000
Hoong-Leong
Chow          2Fl., #37, Lane 91, Shih Tung Rd., Taipei,
              Taiwan                                           150,000
Ing-Yih Cheng 1725 Bedford Road, San Marino, CA 91108           75,000
Jan-Ming Liu  13473 Wyngate Point, San Diego, CA 32130          30,304
Jeff Banks    1920 E. Katella Ave., Suite O, Orange, CA 92867        0  50,000
Jennifer Liu  2588 Chelsea Court, Brea, CA 92821               121,200
Jeong-Jer
Chiang        19540 Quicksilver Lane, Rowland Hts, CA 91748     96,200
Jia-Cherng
Hwang         119 Ely Place, Palo Alto, CA 94306                60,000
Jim Chang     315 E Broadway, Apt #316. San Gabriel, CA 91776  121,212
John D.
Amirkhanian &
Romelia
Amirkhanian   2706 Honolulu Ave. #207. Montrose, CA 91020       73,030
Jonathan Liu  16960 Gale Ave., City of Industry, CA 91745      100,000
Joseph L. Shaw3901 Spad Place, Culver City, CA 90232            12,122
Julie L. Chien34760 Bowie Common, Fremont, CA 94555-2811        15,000
Julie Liu     4031 Via De La Paz, Oceanside, CA 92057           67,804
Justin Liu    2588 Chelsea Court, Brea, CA 92821               121,200
Karl Cabrera  5623 Newman Street, #B, Cypress, CA 90630         58,900  34,000
Kenny Sung    5635 Vista Del Mar, Yorba Linda, CA 92887        217,500
Kevin Liu     16960 Gale Ave., City of Industry, CA 91745      100,000
Kwong Yuan
Feng          7F-2, No 79, Hsin Tai Wu Road, Sec 1, His-Chih,
              Taipei Hsien, Taiwan                             200,000
Lee Cheng Chen5F, No 24, Alley 21, Lane 265, Hsin Yee Rd.,
              Sec. 4, Taipei, Taiwan                           100,000
Li Chuan Chang788 West 64th Street, Vancouver, B.C. V6P 2L3,
              Canada                                           151,516
Li-Chung Chen 105 S.Cristal Spring Ct., Brea, CA 92821         121,200
Lih-Ju Lo Kuo 14-2 Lane 134, Fu-I St., Keelung, Taiwan         280,000
Li-Jen Hua    2448 Seabank Road, Courtenay. B.C. V9J 1X6,
              Canada                                         2,009,090
Li-Ling Chiang4993 Bella Collina St., Oceanside, CA 92056       96,200
Lissette
Morales       3901 Spad Pl, Culver City, CA 90232               10,000
Lorelle
Messier       1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                              166,667
Man-Ting Hwang4th Fl., 24, Lane 177, Shih Ping Road, Hsin Chu,
              Taiwan, R.O.C.                                    40,000
Man-Yuan Huang119 Ely Place, Palo Alto, CA 94306                60,000
Matthew
Robbins       1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                              166,667
Mei-Tsuan Chen
Ong           9Fl., #689, Sec. 5, Zhong-Shan N. Road, Tapepi,
              Taiwan                                           300,000
Ming F. Chen  1143 S. Loxley Pl., Walnut, CA 91789              50,000
Ming Sheng
Tsai          #83, Zihciang Road, Jhushan Township, Nantow
              County, Taiwan                                   150,000
Ming-Sun Liu  2588 Chelsea Court, Brea, CA 92821             3,271,036 140,000
Ming-Zhi Chen 1143 S. Loxley Pl., Walnut, CA 91789              20,000
Nancy Murphy  1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                               33,334
Ocean Eric Sin8718 Hovey Street, Rosemead, CA 91770             25,000
Paul Mooney   20812 Raintree Lane, Trabuco Canyon, CA 92679          0 274,500
Paul Yu       8F, #62-1, E. I-Kou Street, Taipei, Taiwan       110,000
Peggy Chen    105 S.Cristal Spring Ct., Brea, CA 92821         721,200
Peter & Alice
W. Kwong      3249 Avenida Anacapa, Carlsbad, CA 92009          18,182
Peter C. L.
Hsu           335 Via Del Astro, Oceanside, CA 92057           126,824
Quantum Design
Japan         Sanpou Ikebukuro Bldg., 4-32-8 Ikebukuro,
              Toshima-ku, Tokyo 171-0014, Japan              1,000,000
Robert Heitel 625 Fontana Way, Laguna Beach, CA 92651                0  72,326
Robert Leif   1920 E. Katella Ave., Suite O, Orange, CA 92867        0  50,000
Robert
Sarkissian    12040 Darby Ave., Northridge, CA 91326           100,000
Roland
Stoetzel      Blochmonterstrasse 8, CH-4054 Basel, Switzerland  66,667
Rolf Kojima   108 Arista, San Clemente, CA 92673                54,260
Sarah Cummins 1293 Old Mountain View-Alviso Road, Suite D,
              Sunnyvale, CA 94089                               83,334
Shelley Chen
(AKA Huei-Chin
Chen)         1511 Somerest Way, Upland, CA 91786              158,530
Sheng Jung
Chiu          #5 Tung-Hsin Lane, Sec.2 Ta-Tung Rd. Tung-Tse
              Village, Ne-Pu, Ping Tung, TaiWan                 60,000
Shih Ching
Chiang        25 Ascension, Irvine, CA 92612                   500,000
Shih-Kung Lo  1920 E. Katella Ave., Suite O, Orange, CA 92867  240,000
Shin-Cheh Chen7F, #344-1, Fu-Gen Street, Taipei, Taiwan        250,000
Shing-Ching Lu8F-B, 277, Section 3, Roosevelt Rd., Taipei,
              Taiwan, R.O.C.                                 2,562,426  36,000
Shu-Chen Cho  8 Yu-Ho 1st Street, Tainan City, 701 Taiwan       10,000
Shu-Fen Huang 119 Ely Place, Palo Alto, CA 94306                60,000
Shui-Hsia
Chiang        4993 Bella Collina St., Oceanside, CA 92056       21,200
Shwu Jen Chen 5F, No. 76, Yunher Street, Taipei, Taiwan        300,000
Sing-Tien
Chiang        4993 Bella Collina St., Oceanside, CA 92056    1,769,220
Speedy Century
International,
Ltd.          8F., #45 Fu Hsing S. Road, Sec. 2, Taipei,
              Taiwan                                           100,000
Su-Chiu Hsieh #8 Alley 16, Lane 80, Kwang Hwa II St., Hsin
              Chu, Taiwan, R.O.C.                               60,000
Sung Kang Hsu 25-1 Lane 21, Won-An St., Wen-Sun District,
              Taipei, Taiwan                                 1,275,316
Sunil Deliwala230 Savannah Ave., Placentia, CA 92870           230,000 120,000
Susan Lee     4133 W. 15th Ave., Vancouver, B.C., V6R 2L8,
              Canada                                           250,000
Thomas Hsu    4031 Via De La Paz, Oceanside, CA 92057          240,000
Tim S.T. Hsu  335 Via Del Astro, Oceanside, CA 92057           172,500
Ting-Fang Liu 3rd Floor, 48-2 Guoguan Street, Tao Yuan City,
              Taiwan 330                                        40,000
Tsai Family
Trust 7/8/99  13297 Glencliff Way, San Diego, CA 92130          80,000
Tsu-Jun Lu    #8, Lane 28, Tun-Fong Rd., Hsin Chu City, Taiwan 200,000
Tuan Viet
Hoang &
Mong-Lien Thi
Tran          619 W. North Street, Anaheim, CA 92805           834,546
Tze-Chiang &
Ming-Yuh Chung1143 S. Loxley Pl., Walnut, CA 91789              31,706
Udo Henseler  2901 SW 117th Avenue, Davie, Fl 33330          2,486,283 140,000
Vanick M
Moradian      315 Cameron Pl, Unit 5. Glendale, CA 91207-208    12,000
Varoujan
Amirkhanian   3831 El Caminito Street, La Crescento, CA 91214
                                                           2,657,336 1,350,000
Victor
Moradian      315 Cameron Pl, Unit 5. Glendale, CA 91207-208    12,000
Wanmeitec
Electronic Co.
Ltd.          8F-B, 277, Section 3, Roosevelt Rd., Taipei,
              Taiwan, R.O.C.                                   200,000
Wei-Zon Chiang4993 Bella Collina St., Oceanside, CA 92056      171,200
Wen-Ren Chan  2F, #7-1, Lane 69, Tien-Mou E. Rd., Taipei,
              Taiwan                                           150,000
Wolfgan
Klietmann     1920 E. Katella Ave., Suite O, Orange, CA 92867        0  50,000
You-Cheng Kuo 2620 E. Vista Point Drive, Orange, CA 92867       36,000
Yu Lin Hsu
Tseng         12701 Chandon Ct., San Diego, CA 92130             9,090
Yueh Chin Chiu335 Via Del Astro, Oceanside, CA 92057             6,000
Yueh Hua Chiu 1181 Molly CT. Upland, CA 91786                   40,000
Yuenn Mei
Huang         1920 E. Katella Ave., Suite O, Orange, CA 92867   10,000
Yuhua Philip
Chang         13658 Fontanelle Place, San Diego, CA 92128      100,000
Yung-Ta Chang 338 Lu-Chu Hsiang, Nan-Fu Street, No. 59, Floor
              11-1, TaoYuan County, Taiwan                      10,000

                                             Total          32,822,155
                                                                     2,465,926

                           EXHIBIT B

                      INDEMNITY AGREEMENT

BioCal Technology, Inc.
1920 E. Katella Ave., Suite O
Orange, California  92867

Centroid Consolidated Mines Co.
4685 South Highland Drive, Suite 202
Salt Lake City, Utah  84117

Re: Indemnity Agreement under Section 1.7 of the Agreement and Plan of Merger (the "Agreement"), among Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"), a wholly-owned California subsidiary to be formed by CCMC (the "CCMC Subsidiary"), and BioCal Technology, Inc., a California corporation ("BioCal")

Ladies and Gentlemen:

               In consideration of the Closing (as defined in the Agreement) of the Agreement, Jenson Services, Inc., a Utah corporation ("Jenson Services"), shall indemnify and hold of CCMC and BioCal harmless from and against any and all past liabilities of any type or nature whatsoever of CCMC existing prior to the Closing of the Agreement, and the compromise and settlement of any amounts due and owing to Jenson Services for advances or otherwise that were incurred by CCMC in this respect prior to the Closing of the Agreement.

           1. Jenson Services hereby agrees to indemnify and hold BioCal, its officers, directors, employees and agents and each person, if any, who controls BioCal within the meaning of
               Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, following the Closing, CCMC and all of its then officers, directors, employees and agents and each person, if any, who then controls CCMC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, harmless from and against any and all past liabilities of any type or nature whatsoever of CCMC existing prior to the Closing, which includes all expenses related to the Agreement and the compromise and settlement of any amounts due and owing to Jenson Services for advances or otherwise that were incurred by CCMC in this respect prior to the Closing.

           2. In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant hereto (the "Indemnified Party"), the Indemnified Party shall promptly notify the person against whom such indemnity may
               be sought (the "Indemnifying Party") in writing.   A delay
               in giving notice shall only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages or relates to a corporate restructuring, recapitalization or stock issuance prior to the Closing, not an injunction or other equitable relief, and unless the Indemnifying Party:

                    (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party; and

                    (ii) furnishes satisfactory evidence of the financial
                         ability to indemnify the Indemnified Party;
                         in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, but the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnifying Party does not assume control of the defense of such a proceeding or claim, (i) the entire defense of the proceeding or claim by the Indemnified Party, (ii) any settlement made by the Indemnified Party, and

                    (iii)any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the Indemnifying Party to contest the right of the Indemnified Party to indemnification under the Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnifying Party does assume control of the defense such a proceeding or claim, it will not, without the prior written consent of the Indemnified Party settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

           3. The parties agree that all of the representations and warranties contained herein shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

           4. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

           5. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

           6. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

                If to Jenson Services:   4685 South Highland Dr., #202
                                         Salt Lake City, Utah 84117

                If to BioCal:            1920 E. Katella Ave., Suite O
                                         Orange, California  92867

                If to CCMC:              4685 South Highland Dr., #202
                                         Salt Lake City, Utah  84117

           7. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transaction contemplated herein or the subject matter hereof.

           8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of laws; and all actions to enforce the terms and provisions hereof shall be brought only in the United States and state courts situated in the State of Utah.

           9. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

           10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           11. In the event of default hereunder by either party, the prevailing party in any proceeding to enforce this Agreement shall be entitled to recover attorney's fees and costs and such other damages as may have been caused by the default of the defaulting party.

                                   JENSON SERVICES, INC.


Dated: 7/1/04                        By/s/Duane S. Jenson
                                   Its CEO

                           EXHIBIT C

    CCMC STOCKHOLDERS SUBJECT TO LOCK-UP/LEAK-OUT AGREEMENT


                                                                Certificate
               Name                                   Shares         Number

               Thomas Howells                           57,000   3185
               Duane S. Jenson                         133,653   3188
               Jeffrey D. Jenson                       143,000   3183
               Travis Jenson                            95,000   3184
                    Total:                             428,653
                            EXHIBIT C-1

                   LOCK-UP/LEAK-OUT AGREEMENT



               THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 2004, between Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"), and the individuals that execute and deliver a Counterpart Signature Page hereof, each a shareholder of CCMC, and sometimes collectively referred to herein as the "Shareholders" and each, a "Shareholder."

               WHEREAS, CCMC intends to enter into an Agreement and Plan of Merger between CCMC, a wholly-owned California subsidiary of CCMC to be formed (the "CCMC Subsidiary"), and BioCal Technology, Inc., a California corporation ("BioCal") (the "Merger Agreement"), pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Merger Agreement; and

               WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Merger Agreement and to provide for an orderly market for the Common Stock of CCMC subsequent to the Closing of the Merger Agreement (as defined therein), the Shareholders have agreed to enter into this Agreement and to restrict the public sale, assignment, transfer, conveyance, hypothecation or alienation of the Common Stock, all on the terms set forth below.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1. Notwithstanding anything contained in this Agreement, a Shareholder may transfer his/her/its shares of Common Stock to his/her/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes, or pursuant to bona fide non-public transactions, provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement.

               2. Except as otherwise expressly provided herein, and except as each Shareholder may be otherwise restricted from selling shares of Common Stock, each Shareholder may only publicly sell Common Stock subject to the following conditions for the twelve (12) month period from the Closing of the Merger Agreement (the "Lock-Up/Leak-Out Period"):

               2.1 Each Shareholder shall be allowed to sell 1/12th of such Shareholder's shares of Common Stock per month during the Lock-Up/Leak-Out Period, on a cumulative basis, meaning that if no Common Stock was sold during one month while Common Stock was qualified to be sold, up to 2/12ths of such Shareholder's shares of Common Stock could be sold in
                    the next successive month and so forth.   Each Shareholder
                    agrees that all sales will be made at no less than the best "asked" prices, and no sales will be made at "bid" prices for the Common Stock.

               2.2 Except as otherwise provided herein, all Common Stock shall be sold in "broker's transactions" and each Shareholder will comply with the "manner of sale" requirements as those terms are defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out Period.

               2.3 An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of CCMC's transfer agent shall reflect such appropriately restrictions.

               2.4 The Shareholders agree that they will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.

               2.5 During the Lock-Up/Leak/Out Period, CCMC shall maintain its "reporting" status with the Securities and Exchange Commission; file all reports that are required to be filed by it during such period; and use its "best efforts" to ensure that the Common Stock is continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), the NASDAQ Small Cap or a recognized national stock exchange.

               3. All shares that are the subject of this Agreement shall be deposited, to the extent that they can be then sold hereunder, with the broker/dealer selected by CCMC for any secondary offering of its securities during the Lock-Up/Leak-Out Period. The delivery of a duly executed copy of the Broker/Dealer Agreement by a selling Shareholder's broker and a duly executed Seller's Resale Agreement by the selling Shareholder in the form attached hereto shall be satisfactory evidence for all purposes of this Agreement that such selling Shareholder and its broker will comply with the "broker's transactions" and "manner of sale" requirements of this Agreement, and no further evidence thereof will be required of any selling Shareholder.

               4. Notwithstanding anything to the contrary set forth herein, CCMC may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

               5. In the event of a tender offer to purchase all or substantially all of CCMC's issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, and if the requisite number of the record and beneficial owners of CCMC securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization, and such tender offer, merger, consolidation or reorganization is completed, this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions.

               6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

               7. The Common Stock and per share price restrictions covered by this Agreement shall be appropriately adjusted should CCMC make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

               8. No transfer of any of the shares of Common Stock that are subject to this Agreement shall be made in any transaction other than a "broker's transaction" in which the Shareholder has complied with the "manner of sale" requirements of Rule 144 unless the transferee executes and delivers a copy of this Agreement prior to the transfer of any stock certificate representing any of the Common Stock so transferred.

               9. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

               10. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to CCMC, at 4685 South Highland Drive, #202, Salt Lake city, Utah 84117, and to the Shareholders, at the addresses in their Counterpart Signature Pages. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

               11. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

               12. CCMC or each Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. Each Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by any such Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that CCMC or the non-defaulting Shareholders may suffer as a result of any breach or continuation thereof.

               13. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

               14. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed wholly within said State; and CCMC and the Shareholders agree that any action based upon this Agreement may be brought in the United States and state courts of Utah only, and each submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

               15. The holders or successor holders of these securities shall have the conditional Demand Registration Rights that are set forth in the BioCal Merger Agreement, which provisions on incorporated herein by reference.

               16. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

               IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.


Date: 7/1/04.                 CENTROID CONSOLIDATED MINES CO.


                                   By/s/Jason Kershaw

                                   Its President

                   LOCK-UP/LEAK-OUT AGREEMENT
                   COUNTERPART SIGNATURE PAGE

               This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") dated as of the 1st day of July, 2004, among Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"); and certain persons who are "Shareholders" of CCMC, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of CCMC set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.


                              Jeffrey D. Jenson
                                         (Printed Name)

                              /s/Jeffrey D. Jenson
                                        (Signature)

                              4685 S. Highland Dr. Suite #202
                                        (Street Address)

                              Salt Lake City, Utah 84117
                                        (City and State)

                              143,000
                                        (Number of Shares Owned or
                                        Underlying Other Securities)

                              1 July 2004
                                        (Date)

                   LOCK-UP/LEAK-OUT AGREEMENT
                   COUNTERPART SIGNATURE PAGE

               This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") dated as of the 1st day of July, 2004, among Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"); and certain persons who are "Shareholders" of CCMC, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of CCMC set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.


                              Duane S. Jenson
                                         (Printed Name)

                              /s/Duane S. Jenson
                                        (Signature)

                              8842 Highfield Road
                                        (Street Address)

                              Park City, Utah
                                        (City and State)

                              133,653
                                        (Number of Shares Owned or
                                        Underlying Other Securities)

                              7/1/04
                                        (Date)

                   LOCK-UP/LEAK-OUT AGREEMENT
                   COUNTERPART SIGNATURE PAGE

               This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") dated as of the 1st day of July, 2004, among Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"); and certain persons who are "Shareholders" of CCMC, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of CCMC set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.


                              Thomas J. Howells
                                         (Printed Name)

                              /s/Thomas J. Howells
                                        (Signature)

                              8495 Terrace Dr.
                                        (Street Address)

                              Sandy, Utah 84093
                                        (City and State)

                              57,000
                                        (Number of Shares Owned or
                                        Underlying Other Securities)

                              July 1, 2004
                                        (Date)

                   LOCK-UP/LEAK-OUT AGREEMENT
                   COUNTERPART SIGNATURE PAGE

               This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") dated as of the 1st day of July, 2004, among Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"); and certain persons who are "Shareholders" of CCMC, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of CCMC set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.


                              Travis T. Jenson
                                         (Printed Name)

                              /s/Travis T. Jenson
                                        (Signature)

                              9103 Jeremy Ranch Road
                                        (Street Address)

                              Park City, Utah
                                        (City and State)

                              95,000
                                        (Number of Shares Owned or
                                        Underlying Other Securities)

                              7/1/04
                                        (Date)


                       Broker/Dealer Agreement





Centroid Consolidated Mines Co.
4685 So. Highland Dr., #202
Salt Lake City, Utah 84117

Atlas Stock Transfer
5899 South State Street
Murray, UT 84107

Attention:     Pam Gray

Re: Resale restriction of certain shares of common stock of Centroid Consolidated Mines Co., a Nevada corporation ("CCMC" or the "Company")

Dear Ladies and Gentlemen:

               The undersigned broker hereby acknowledges receipt of stock certificates representing ________________ shares of common stock of the Company that are owned by ______________________________________________ (the
"Customer").

               In consideration of transferring these securities free of any legend or other notation respecting the resale of these securities so that the undersigned broker can effect a sale of such shares (a "Company Approved Sale"), the undersigned broker agrees:

               (i) That all sales of these securities or any other securities of CCMC on deposit in the accounts of the Customer will be made in "broker's transactions" only as that term is defined in Rule 144 of the Securities and Exchange Commission until _____________, 2005 (the "Resale Restriction Period");

               (ii) That there will be no legend removal or DTC's of any
                    securities of the Customer prior to a Company Approved Sale during the "Resale Restrictions Period";

              (iii) That if any of the securities of the Company are
                    ordered out by the Customer for delivery prior to the expiration of the Resale Restriction Period, that instructions will be given to the Company's transfer agent to re-issue the stock certificates for the Customer with the appropriate restriction or restrictions as are outlined in the Letter Agreement of the Customer, and to the effect that such securities can only be sold in "broker's transactions."

               The undersigned broker further agrees that we will provide you with reasonable documentation on your request to verify our compliance with this Letter Agreement.

                                   Very truly yours,

                                   _____________________________________
                                   Broker/Dealer

                                   _____________________________________
                                   Address

                                   _____________________________________
                                   City, State, Zip


Date: ______________________       By___________________________________

                                   Its___________________________________

                   Seller's Resale Agreement






Centroid Consolidated Mines Co.
4685 So. Highland Dr., #202
Salt Lake City, Utah 84117

Atlas Stock Transfer
5899 South State Street
Murray, UT 84107

Attention:     Pam Gray

Dear Ladies and Gentlemen:

               The undersigned agrees to effect all sales of shares of common stock of Stock Certificate No. ______________ representing _______________ shares of common stock of Centroid Consolidated Mines Co. in accordance with the "manner of sale" requirements of Rule 144 as outlined in Schedule 1 hereto until on or before ______________, 2005.

               DATED this ________ day of _____________________, 200__.

                                   Very truly yours,

                                   _____________________________________

Date: ______________________       By___________________________________

                                   Its___________________________________

                                   _____________________________________
                                   Address

                                   _____________________________________
                                   City, State, Zip

                            SCHEDULE 1

        SELLER'S REQUIREMENTS IN "BROKERS' TRANSACTIONS"
             RULE 144 "MANNER OF SALE" REQUIREMENTS


           The securities shall be sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker," as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, and the person selling the securities shall not (1) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction, or (2) make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.

                           EXHIBIT D

                   ARTICLES OF INCORPORATION

                               OF

                    CENTROID ACQUISITION CO.


                               I

               The name of this corporation is "Centroid Acquisition Co."

                               II

               The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                              III

               The name and address in the State of California of this corporation's initial agent for service of process is:

                    Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service

                               IV

          This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000 shares at $0.001 par value per share.


                                   /S/Leonard W. Burningham
                                   Leonard W. Burningham, Esq., Incorporator

                           EXHIBIT E

                CENTROID CONSOLIDATED MINES CO.

                      FINANCIAL STATEMENTS

                      FOR THE YEARS ENDED

                   DECEMBER 31, 2003 AND 2002

     Incorporated by reference from the 10-KSB Annual Report of eGene for the year ended December 31, 2003.

                           EXHIBIT E-1

                CENTROID CONSOLIDATED MINES CO.

                 UNAUDITED FINANCIAL STATEMENTS

                 FOR THE QUARTERLY PERIOD ENDED

                         MARCH 31, 2004

   Incorporated by reference from the 10-QSB Quarterly Report of eGene for the quarter ended June 30, 2004.

                            EXHIBIT F


               None.

                           EXHIBIT G


                    BIOCAL TECHNOLOGY, INC.

                  AUDITED FINANCIAL STATEMENTS

                      FOR THE YEARS ENDED

          FEBRUARY 28, 2004, 2003, 2002, 2001 and 2000

        See the caption "Financial Statements of BioCal".

                           EXHIBIT H


               None.

                           EXHIBIT I

          BIOCAL STOCKHOLDER AND BIOCAL OPTION HOLDER
                     LETTER OF TRANSMITTAL


          In consideration and as a condition of the merger (the "Merger") between Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"), a wholly-owned subsidiary to be formed by CCMC in the State of California ("CCMC Subsidiary"), and BioCal Technology, Inc., a California corporation ("BioCal") (the "Merger Agreement"), by which CCMC Subsidiary shall merge with and into BioCal and the BioCal Stockholders and Option Holders shall exchange their respective securities in BioCal for securities of CCMC thereunder (the "Exchange"), the undersigned BioCal Stockholder or BioCal Option Holder acknowledges as follows, to-wit:

               1. If an United States resident, that he/she/it is an "accredited investor" as that term is defined under Regulation D of the Securities and Exchange Commission;

               2. That he/she/it has had access to all material information regarding CCMC through the Edgar Archives of theSecurities and Exchange Commission at www.sec.gov or by the delivery of requested copies of all reports and/or registration statements filed by CCMC with the Securities and Exchange Commission during the past 12 months;

               3. That he/she/it has had access to all material information regarding BioCal by virtue of he/she/it being a holder of outstanding securities or the right to acquire securities of BioCal.

               4. That he/she/it has had access to all material information regarding the Merger, the Merger Agreement and theExchange in the BioCal Proxy Statement dated June 4, 2004;

               5. That he/she/it is receiving the securities that he/she/it will receive pursuant to the Merger and under the Merger Agreement and in the Exchange for "investment purposes and not with a view toward the further distribution thereof," and that he/she/it acknowledges and understands that the securities of CCMC are "restricted securities" as that term is defined under Rule 144 of the United States Securities and Exchange Commission;

               6. That he/she/it waives any dissenters' rights of appraisal under the California Corporations Code (the "California Law");

               7. That he/she/it owns the securities being exchanged free of any liens or encumbrances whatsoever; and

               8. That he/she/it has the right power and authority to deliver this Acknowledgment, without qualification.

                                        BIOCAL INDIVIDUAL STOCKHOLDER
                                        OR OPTION HOLDER:


Dated: ______________________.          ____________________________________
                                        Print Name

                                        ____________________________________
                                        Signature

                                        BIOCAL CORPORATE STOCKHOLDER
                                        OR OPTION HOLDER:


Dated: ______________________.          By__________________________________
                                             Print Name

                                        ____________________________________
                                        Signature


                              EXHIBIT J



                CERTIFICATE OF OFFICER PURSUANT TO

                  AGREEMENT AND PLAN OF MERGER


               The undersigned, the President of Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"), represents and warrants the following as required by the Agreement and Plan of Merger (the "Agreement") between CCMC, a wholly-owned California subsidiary to be formed by CCMC and BioCal Technology, Inc., a California corporation ("BioCal"):

               1. That he is the President of CCMC and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to BioCal.

               2. Based on his personal knowledge, information, belief and opinions of counsel for CCMC regarding the Agreement:

              (i) All representations and warranties of CCMC contained within the Agreement are true and correct;

             (ii) CCMC has complied with all terms and provisions required of it pursuant to the Agreement; and

            (iii) There have been no material adverse changes in the financial position of CCMC as set forth in its financial statements for the periods ended December 31, 2003 and 2002, and March 31, 2004, except as set forth in Exhibit F to the Agreement.


                                   CENTROID CONSOLIDATED MINES CO.


                                   By_________________________________
                                        Jason Kershaw, President

                           EXHIBIT K


                CERTIFICATE OF OFFICER PURSUANT TO

                  AGREEMENT AND PLAN OF MERGER


            The undersigned, the CEO of BioCal Technology, Inc., a California corporation ("BioCal"), represents and warrants the following as required by the Agreement and Plan of Merger (the "Agreement") between BioCal, Centroid Consolidated Mines Co., a Nevada corporation ("CCMC"), and a wholly-owned California subsidiary to be formed by CCMC:

               1. That he is the CEO of BioCal and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to CCMC.

               2.   Based on his personal knowledge, information, belief:

              (i) All representations and warranties of BioCal contained within the Agreement are true and correct;

             (ii) BioCal has complied with all terms and provisions required of it pursuant to the Agreement; and

            (iii) There have been no material adverse changes in the financial position of BioCal as set forth in its financial statements for the years ended February 28, 2004, 2003, 2002, 2001 and 2000, except as set forth in Exhibit H to the Agreement.


                                   BIOCAL TECHNOLOGY, INC.


                                   By_________________________________
                                        Udo Henseler, CEO